Exhibit 5.2

September 18, 2020

Schlumberger N.V.

(Schlumberger Limited)

5599 San Felipe, 17th Floor

Houston Texas 77056

Schlumberger Finance Canada Ltd.

200, 125 - 9th Ave S.E.

Calgary, Alberta, T2G 0P6

Dear Ladies and Gentlemen:

We have acted as Canadian counsel to Schlumberger Finance Canada Ltd. (“SFCL”), a corporation incorporated under the Business Corporations Act (Alberta), in connection with the issuance and sale by SFCL of $500,000,000 principal amount of 1.400% notes due 2025 (the “Securities”). The Securities are issued pursuant to an indenture dated as of September 18, 2020 among SFCL, Schlumberger N.A. (the “Guarantor”) and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the first supplemental indenture dated as of September 18, 2020 among the Company, the Guarantor and the Trustee and are unconditionally guaranteed on an unsecured senior basis by the Guarantor.

We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In providing the opinions expressed herein, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies, the legal capacity of all individuals and the minute books of SFCL provided to us are accurate, complete and up to date in all respects.

Upon the basis of such examination, we advise you that, in our opinion:

1.	SFCL is a valid and subsisting corporation under the Business Corporations Act (Alberta);

2.	the Securities and the indenture relating to the Securities have been duly authorized by SFCL;

3.

to the extent execution is a matter governed by laws of the Province of Alberta and the federal laws of Canada applicable therein in force on this date (“Alberta Law”), the Securities and the indenture relating to the Securities have been duly and validly executed by SFCL in accordance with a valid resolution of the board of directors of SFCL; and

4.	to the extent issuance is a matter governed by Alberta Law, the Securities have been duly and validly issued in accordance with a valid resolution of the board of directors of SFCL.

The foregoing opinion is limited to Alberta Law and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We understand that Gibson, Dunn & Crutcher LLP intends to rely upon this opinion for purposes of the opinion such firm expects to deliver in connection with the Registration Statement, and we hereby consent to such reliance as though this opinion were addressed to such firm.

We hereby consent to the filing of this opinion as Exhibit 5 to the Current Report of the Guarantor filed on September 18, 2020. In giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Bennett Jones LLP